Exhibit 99.1

Inergy Propane, LLC and Subsidiaries

Consolidated Financial Statements

September 30, 2011 and 2010 and each of the

Three Years in the Period Ended

September 30, 2011

Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Member of Inergy Propane, LLC.

We have audited the accompanying consolidated balance sheets of Inergy Propane, LLC. and Subsidiaries (the Company) as of September 30, 2011 and 2010, and the related consolidated statements of operations, members’ equity and cash flows for each of the three years in the period ended September 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inergy Propane, LLC and Subsidiaries at September 30, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Kansas City, Missouri

April 13, 2012

Inergy Propane, LLC and Subsidiaries

Consolidated Balance Sheets

(in millions)

	September 30,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$8.7	$145.2
Accounts receivable, less allowance for doubtful accounts of $2.5 million and $3.1 million at September 30, 2011 and 2010, respectively	146.9	94.2
Inventories (Note 4)	207.4	132.9
Assets from price risk management activities	17.1	22.5
Prepaid expenses and other current assets	10.7	10.1

Total current assets	390.8	404.9

Property, plant and equipment (Note 4)	1,083.7	1,065.1
Less: accumulated depreciation	405.1	332.6

Property, plant and equipment, net	678.6	732.5

Intangible assets (Note 4):
Customer accounts	373.9	368.4
Other intangible assets	106.9	102.9

	480.8	471.3
Less: accumulated amortization	164.6	131.3

Intangible assets, net	316.2	340.0

Receivable from Inergy Midstream, L.P. (Note 12)	84.9	70.4
Goodwill	336.1	327.7
Other assets	1.7	1.4

Total assets	$1,808.3	$1,876.9

Liabilities and member’s equity
Current liabilities:
Accounts payable	$136.1	$84.9
Accrued expenses	30.8	38.4
Customer deposits	52.0	56.8
Liabilities from price risk management activities	19.0	24.3
Current portion of long-term debt (Note 7)	4.2	5.1

Total current liabilities	242.1	209.5

Long-term debt, less current portion (Note 7)	13.5	16.8
Other long-term liabilities	14.1	13.4

Member’s equity	1,538.6	1,637.2

Total liabilities and member’s equity	$1,808.3	$1,876.9

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Consolidated Statements of Operations

(in millions)

	Year Ended September 30,
	2011	2010	2009
Revenue:
Propane	$1,461.9	$1,272.4	$1,124.4
Other	486.8	367.2	309.8

	1,948.7	1,639.6	1,434.2
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	1,048.0	863.4	737.5
Other	376.1	261.4	210.9

	1,424.1	1,124.8	948.4
Expenses:
Operating and administrative	285.8	289.8	265.5
Depreciation and amortization	117.2	118.8	79.7
Loss on disposal of assets	10.8	10.6	5.2

Operating income	110.8	95.6	135.4
Other income (expense):
Interest expense, net	(1.5)	(1.4)	(1.6)
Other income	0.2	1.4	0.1

Income before income taxes	109.5	95.6	133.9
Provision for income taxes	0.5	0.1	0.7

Net income	$109.0	$95.5	$133.2

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Consolidated Statements of Member’s Equity

(in millions)

Member’s Equity
Balance at September 30, 2008	$1,095.0
Proceeds from Inergy, L.P. financing transactions	1,090.4
Contributions by Inergy, L.P.	109.0
Distributions to Inergy, L.P.	(1,154.2)
Unit-based compensation charges	2.2
Comprehensive income:
Net income	133.2
Change in unrealized fair value on cash flow hedges	36.2

Comprehensive income	169.4

Balance at September 30, 2009	1,311.8

Proceeds from Inergy, L.P. financing transactions	1,575.2
Distributions to Inergy, L.P.	(1,340.1)
Unit-based compensation charges	1.4
Comprehensive income:
Net income	95.5
Change in unrealized fair value on cash flow hedges	(6.6)

Comprehensive income	88.9

Balance at September 30, 2010	1,637.2

Proceeds from Inergy, L.P. financing transactions	2,297.3
Distributions to Inergy, L.P.	(2,501.3)
Unit-based compensation charges	3.4
Comprehensive income:
Net income	109.0
Change in unrealized fair value on cash flow hedges	(7.0)

Comprehensive income	102.0

Balance at September 30, 2011	$1,538.6

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

	Year Ended September 30,
	2011	2010	2009
Operating activities
Net income	$109.0	$95.5	$133.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	83.8	87.8	56.4
Amortization	33.4	31.0	23.3
Unit-based compensation charges	3.4	1.4	2.2
Provision for doubtful accounts	3.7	2.8	3.7
Loss on disposal of assets	10.8	10.6	5.2
Charges to related parties	(24.9)	(13.3)	(9.0)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(59.3)	3.3	42.2
Inventories	(74.0)	(32.6)	1.8
Prepaid expenses and other current assets	(0.4)	1.0	5.1
Other liabilities	(1.4)	(4.7)	(1.3)
Accounts payable and accrued expenses	43.3	(18.4)	(29.6)
Customer deposits	(4.8)	(5.8)	(26.8)
Net assets (liabilities) from price risk management activities	(7.0)	(10.3)	17.8

Net cash provided by operating activities	115.6	148.3	224.2

Investing activities
Acquisitions, net of cash acquired	(35.2)	(253.0)	(12.0)
Purchases of property, plant and equipment	(27.5)	(31.3)	(139.4)
Proceeds from sale of assets	8.0	7.0	7.1

Net cash used in investing activities	(54.7)	(277.3)	(144.3)

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Consolidated Statements of Cash Flows (continued)

(in millions)

	Year Ended September 30,
	2011	2010	2009
Financing activities
Contributions from Inergy, L.P.	$2,412.6	$1,622.4	$1,123.7
Distributions to Inergy, L.P.	(2,595.4)	(1,379.7)	(1,187.7)
Principal payments on long term debt	(5.1)	(4.9)	(3.7)
Advances on loans to Inergy Midstream, L.P.	(86.6)	(62.4)	(79.8)
Proceeds on loans from Inergy Midstream, L.P.	77.1	90.8	61.3

Net cash provided by (used in) financing activities	(197.4)	266.2	(86.2)

Net increase (decrease) in cash	(136.5)	137.2	(6.3)
Cash at beginning of period	145.2	8.0	14.3

Cash at end of period	$8.7	$145.2	$8.0

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1.5	$1.2	$1.4

Cash paid during the year for income taxes	$0.3	$0.3	$0.7

Supplemental schedule of noncash investing and financing activities
Net change to property, plant and equipment through accounts payable and accrued expenses	$0.6	$(3.0)	$(7.6)

Acquisitions, net of cash acquired:
Current assets	$—	$27.4	$1.1
Property, plant and equipment	20.9	81.3	10.9
Intangible assets	9.6	146.6	9.7
Goodwill	8.4	49.7	2.0
Other assets	—	0.1	—
Current liabilities	(2.7)	(43.9)	(0.7)
Debt	(1.0)	(8.2)	(4.3)
Issuance of equity	—	—	(6.7)

Total acquisitions, net of cash acquired	$35.2	$253.0	$12.0

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Basis of Presentation

Organization

Inergy Propane, LLC (“Inergy Propane”) is a Delaware organized LLC. Inergy Propane is a wholly owned subsidiary of Inergy, L.P. (“Inergy”).

Nature of Operations

Inergy Propane’s primary operations include propane sales to end users, the sale of propane-related appliances and service work for propane-related equipment, the sale of distillate products, wholesale distribution of propane, and marketing and price risk management services to other users, retailers and resellers of propane. In addition, Inergy Propane’s operations include fractionation of natural gas liquids, processing of natural gas and distribution of natural gas liquids.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Inergy Propane, LLC and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Inergy Propane’s results of operations reflect all costs of doing business, including expenses incurred on Inergy Propane’s behalf by Inergy. In addition, Inergy Propane may transact with Inergy’s other wholly owned subsidiaries, which include US Salt, LLC, Tres Palacios Gas Storage LLC and Inergy Midstream, L.P. (see Note 12 – Related Party Transactions).

Note 2. Summary of Significant Accounting Policies

Financial Instruments and Price Risk Management

Inergy Propane utilizes certain derivative financial instruments to (i) manage its exposure to commodity price risk, specifically, the related change in the fair value of inventories, as well as the variability of cash flows related to forecasted transactions; and (ii) ensure adequate physical supply of commodity will be available. Inergy Propane records all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. Changes in the fair value of these derivative financial instruments are recorded either through current earnings or as other comprehensive income, depending on the type of transaction.

Inergy Propane is party to certain commodity derivative financial instruments that are designated as hedges of selected inventory positions, and qualify as fair value hedges. Inergy Propane’s overall objective for entering into fair value hedges is to manage its exposure to fluctuations in commodity prices and changes in the fair market value of its inventories. The commodity derivatives are recorded at fair value on the consolidated balance sheets as price risk management assets or liabilities and the related change in fair value is recorded to earnings in the current period as cost of product sold.

Any ineffective portion of the fair value hedges is recognized as cost of product sold in the current period. Inergy Propane recognized a $1.8 million, $0.4 million and $0.2 million net gain in the years ended September 30, 2011, 2010 and 2009, respectively, related to the ineffective portion of its fair value hedging instruments. In addition, for the year ended September 30, 2011, Inergy Propane recognized no gain, and for the years ended September 30, 2010 and 2009, Inergy Propane recognized a net loss of $0.1 million related to the portion of fair value hedging instruments that it excluded from its assessment of hedge effectiveness.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Inergy Propane also enters into derivative financial instruments that qualify as cash flow hedges, which hedge the exposure of variability in expected future cash flows predominantly attributable to forecasted purchases to supply fixed price sale contracts. These derivatives are recorded on the balance sheet at fair value as price risk management assets or liabilities. The effective portion of the gain or loss on these cash flow hedges is recorded in other comprehensive income in member’s capital and reclassified into earnings in the same period in which the hedge transaction affects earnings. In certain situations under the rules, the ineffective portion of the gain or loss is recognized as cost of product sold in the current period.

Inergy Propane’s policy is to offset fair value amounts of derivative instruments and cash collateral paid or received with the same counterparty under a master netting arrangement.

The cash flow impact of derivative financial instruments is reflected as cash flows from operating activities in the consolidated statements of cash flows.

Revenue Recognition

Sales of propane and other liquids are recognized at the time product is shipped or delivered to the customer depending on the sales terms. Gas processing and fractionation fees are recognized upon delivery of the product. Revenue from the sale of propane appliances and equipment is recognized at the time of delivery. Revenue from repairs and maintenance is recognized upon completion of the service.

Expense Classification

Cost of product sold consists of tangible products sold including all propane and other natural gas liquids and all propane related appliances. Operating and administrative expenses consist of all expenses incurred by Inergy Propane other than those described above in cost of product sold and depreciation and amortization. Certain of Inergy Propane’s operating and administrative expenses and depreciation and amortization are incurred in the distribution of the product sales but are not included in cost of product sold. These amounts were $145.1 million, $142.4 million and $107.1 million during the years ended September 30, 2011, 2010 and 2009, respectively.

Allocation of Expenses

Inergy Propane incurs a variety of charges related to administrative services provided to Inergy and its subsidiaries including Inergy Midstream, L.P., US Salt, LLC and Tres Palacios Gas Storage LLC. These amounts charged to related parties are reflected in the consolidated financial statements of Inergy Propane as a reduction of the related expenses. Management believes the charges were made on a reasonable basis. Additionally, Inergy Propane has historically operated as the treasury function for Inergy and its subsidiaries (Inergy Midstream, L.P., US Salt, LLC and Tres Palacios Gas Storage LLC) with funding to support distributions to Inergy shareholders, capital expansion, working capital needs and debt service. See Note 12 for disclosure of related party transactions.

Credit Risk and Concentrations

Inergy Propane is both a retail and wholesale supplier of propane gas. Inergy Propane generally extends unsecured credit to its wholesale customers in the United States and Canada. In addition, Inergy Propane collects margin payments from its customers to mitigate risk. Credit is generally extended to retail customers for the delivery of propane into Company and customer owned propane gas storage tanks. Provisions for doubtful accounts receivable are based on specific identification and historical collection results and have generally been within management’s expectations. Account balances are charged off against the reserve when it is anticipated that the receivable will not be collected. The balance is considered past due or delinquent based on contractual terms.

Inergy Propane enters into netting agreements with certain wholesale customers to mitigate Inergy Propane’s credit risk. Realized gains and losses reflected in Inergy Propane’s receivables and payables are reflected as a net balance to the extent a netting agreement is in place and Inergy Propane intends to settle on a net basis. Unrealized gains and losses reflected in Inergy Propane’s assets and liabilities from price risk management activities are reflected on a net basis to the extent a netting agreement is in place.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

One supplier, BP Amoco Corp., accounted for 14% of Inergy Propane’s propane purchases during the past fiscal year. No other single supplier accounted for more than 10% of propane purchases in the current year.

No single customer represented 10% or more of consolidated revenues. In addition, nearly all of Inergy Propane’s revenues are derived from sources within the United States, and all of its long-lived assets are located in the United States.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Inventories

Inventories for retail operations, which mainly consist of propane gas and other liquids, are stated at the lower of cost or market and are computed using the average cost method. Substantially all wholesale propane and other liquids inventories are designated under a fair value hedge program and are consequently adjusted for market values. The remaining portion is stated at the lower of cost or market and is computed predominantly using the average cost method. Propane and other liquids inventories being hedged and adjusted for market value at September 30, 2011 and 2010, amount to $147.7 million and $82.6 million, respectively.

Shipping and Handling Costs

Shipping and handling costs are recorded as part of cost of product sold at the time product is shipped or delivered to the customer except as discussed in “Expense Classification.”

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, as follows:

Years
Buildings, land and improvements	25-40
Office furniture and equipment	3–10
Vehicles	5–10
Tanks and plant equipment	5–30

Inergy Propane reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Inergy Propane identified certain tanks in which the carrying amount exceeded the fair value due to Inergy Propane’s plan to sell the tanks. See Note 4 for a discussion of assets held for sale at September 30, 2011 and 2010.

Identifiable Intangible Assets

Inergy Propane has recorded certain identifiable intangible assets, including customer accounts, covenants not to compete and trademarks, which have all arisen from acquisitions. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Certain intangible assets are amortized on a straight-line basis over their estimated economic lives, as follows:

Weighted-Average Life (years)
Customer accounts	15.1
Covenants not to compete	9.1

Trademarks have been assigned an indefinite economic life and are not being amortized, but are subject to an annual impairment evaluation.

Estimated amortization for the next five years ending September 30, is as follows (in millions):

Year Ending September 30,
2012	$31.7
2013	31.1
2014	30.8
2015	30.1
2016	27.3

Goodwill

Goodwill is recognized for various acquisitions as the excess of the cost of the acquisitions over the fair value of the related net assets at the date of acquisition. Goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test.

In connection with the goodwill impairment evaluation, Inergy Propane identified three reporting units. The carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of the evaluation on a specific identification basis. To the extent a reporting unit’s carrying value exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the second step of the impairment test must be performed. In the second step, the implied fair value of the goodwill is determined by allocating the fair value to all of its assets (recognized and unrecognized) and liabilities to its carrying amount.

Inergy Propane has completed the impairment test for each of its reporting units and determined that no impairment existed as of September 30, 2011.

Income Taxes

Inergy Propane is a single member owned limited liability company and is treated like a partnership for federal tax purposes. Partnerships are generally not subject to federal income tax. Inergy Sales and Service, Inc. (“Services”), a subsidiary of Inergy Propane, is incorporated as a taxable entity, and as such, federal and state income taxes are provided on the taxable income of Services. The earnings of Inergy Propane and its subsidiaries are included in the Federal and state income tax returns of Inergy’s partners. Furthermore, legislation in certain states allows for taxation of partnerships, and as such, certain state taxes for Inergy Propane have been included in the accompanying financial statements as income taxes due to the nature of the tax in those particular states. Inergy Propane is required to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using expected rates in effect for the year in which differences are expected to reverse.

Net earnings for financial statement purposes may differ significantly from taxable income reportable to members or partners as a result of differences between the tax basis and the financial reporting basis of assets and liabilities.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The provision for income tax was $0.5 million, $0.1 million and $0.7 million for the years ended September 30, 2011, 2010 and 2009, respectively. At September 30, 2011, Inergy Propane had cumulative temporary differences between the book and tax basis of Services of $33.9 million, comprised primarily of a net operating loss carryforward. At September 30, 2011 and 2010, this resulted in a deferred tax asset of $12.9 million and $8.3 million, respectively, which Inergy Propane has fully reserved with a valuation allowance of $12.9 million and $8.3 million, respectively. In order to fully realize the deferred tax asset Services will need to generate future taxable income. A valuation allowance is provided when it is more likely than not that some or all of the deferred tax asset will not be realized. Based on the level of current taxable income and projections of future taxable income of Services over the periods in which the deferred tax asset would be deductible, Inergy Propane is providing a full valuation allowance that it is more likely than not that it will not realize the full benefit of the deferred tax asset. The net operating losses expire at varying times between 2021 and 2029.

Sales Tax

Inergy Propane accounts for the collection and remittance of all taxes on a net tax basis. As a result, these amounts are not reflected in the consolidated statements of operations.

Customer Deposits

Customer deposits primarily represent cash received by Inergy Propane from wholesale and retail customers for propane purchased under contract that will be delivered at a future date.

Cash and Cash Equivalents

Inergy Propane defines cash equivalents as all highly liquid investments with maturities of three months or less when purchased.

Computer Software Costs

Inergy Propane includes costs associated with the acquisition of computer software in property, plant and equipment. Inergy Propane amortizes computer software costs on a straight-line basis over expected periods of benefit, which generally are five years.

Fair Value

Cash and cash equivalents, accounts receivable (net of reserve for doubtful accounts) and payables are carried at cost, which approximates fair value due to their liquid and short-term nature.

Assets and liabilities from price risk management are carried at fair value as discussed in Note 6. At September 30, 2011, the estimated fair value of assets from price risk management activities amounted to $17.1 million and liabilities from price risk management amounted to $19.0 million.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Comprehensive Income (Loss)

Comprehensive income includes net income and other comprehensive income, which is solely comprised of unrealized gains and losses on derivative financial instruments. Accumulated other comprehensive income (loss) consists of the following (in millions):

Accumulated Other Comprehensive Income (Loss)
As of September 30, 2009	$11.8
Other Comprehensive income (a)	(6.6)

As of September 30, 2010	5.2
Other Comprehensive income (a)	(7.0)

As of September 30, 2011	$(1.8)

(a)	Other comprehensive income (loss) includes a reclassification of $5.0 million and $11.8 million to net income during the years ended September 30, 2011 and 2010, respectively.

Approximately $(1.8) million is expected to be reclassified to earnings from other comprehensive income over the next twelve months.

Accounting for Unit-Based Compensation

Inergy sponsors a unit-based employee compensation plan in which Inergy Propane’s employees participate. All share-based payments to Inergy Propane’s employees, including grants of employee stock options, are recognized in the income statement based on their fair values with an offsetting amount recorded as contributed capital from Inergy. Inergy Propane employees received unit-based compensation of $3.4 million, $7.5 million and $2.2 million during the years ended September 30, 2011, 2010 and 2009, respectively.

Recently Issued Accounting Pronouncements

In June 2011 the FASB issued Accounting Standards Update No. 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”). Under ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity will be required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Furthermore, regardless of the presentation methodology elected, the entity will be required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income. The amendments contained in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 is effective for Inergy Propane on October 1, 2012. Inergy Propane does not currently anticipate the adoption of ASU 2011-05 will impact comprehensive income, however it will require Inergy Propane to change its historical practice of showing these items within the Consolidated Statement of Member’s Equity.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, “Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”), which is included in the ASC Topic 820 (Fair Value Measurements and Disclosures). ASU 2010-06 requires new disclosures on the amount and reason for transfers in and out of Level 1 and Level 2 fair value measurements. ASU 2010-06 also requires disclosure of activities, including purchases, sales, issuances and settlements within the Level 3 fair value measurements and clarifies existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. Inergy Propane has previously adopted the new disclosures for transfers in and out of Level 1 and Level 2. The new disclosures for Level 3 were effective for fiscal years beginning after December 15, 2010. Inergy Propane does not currently anticipate that the adoption of the Level 3 disclosure requirements of ASU 2010-06 will result in a material change to the financial statements.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 3. Acquisitions

On December 31, 2009, Inergy Propane entered into an Equity Purchase Agreement with Sterling Capital Partners, L.P., Sterling Capital Partners GmbH & Co. KG and the other parties thereto (collectively, “Sellers”) wherein Inergy Propane acquired 100% of the capital stock, membership interests, partnership interests, as applicable, of SCP GP Propane Partners I, Inc., SCP LP Propane Partners I, Inc., Liberty Propane GP, LLC, Liberty Propane, LP and Liberty Propane Operations, LLC (collectively, “Liberty”). Liberty is a retail propane company servicing approximately 100,000 customers in the Mid-Atlantic, Northeast and Western regions of the United States.

Inergy Propane finalized its purchase price allocation of Liberty in the fourth quarter of fiscal 2010. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date (in millions):

December 31, 2009
Accounts receivable, less allowance for doubtful accounts of $0.6 million	$15.1
Inventory	6.1
Prepaid expenses and other current assets	2.1
Property, plant and equipment	70.7
Customer accounts	97.7
Covenants not to compete	5.0
Trademarks	4.7

Total identifiable assets acquired	201.4

Current liabilities	17.3
Income tax liability	26.5
Current portion of long-term debt	1.9
Notes payable	6.2

Total liabilities assumed	51.9

Net identifiable assets acquired	149.5

Goodwill	43.9

Net assets acquired	$193.4

The customer accounts are amortized over a period of fifteen years and the covenants not to compete are amortized over a period of one to five years.

The $43.9 million of goodwill recognized is attributable primarily to expected synergies and the assembled workforce.

The following represents the pro-forma consolidated statements of operations as if Liberty had been included in the consolidated results of Inergy Propane for the years ended September 30, 2010 and 2009, (in millions):

	Pro-Forma Consolidated Statements of Operations Year Ended September 30,
	2010	2009
Revenue	$1,675.8	$1,569.3
Net income	$98.8	$141.0

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

These amounts have been calculated after applying Inergy Propane’s accounting policies and adjusting the results of Liberty to reflect the depreciation and amortization that would have been charged assuming the preliminary fair value adjustments to property, plant and equipment and intangible assets had been made at the beginning of the respective period.

Revenue and net income for the year ended September 30, 2010 generated by Liberty subsequent to Inergy Propane’s acquisition on December 31, 2009, amounted to $95.6 million and $7.3 million, respectively.

On October 19, 2010, Inergy Propane completed the acquisition of the propane assets of Schenck Gas Services, LLC (“Schenck”), located in East Hampton, New York.

On November 15, 2010, Inergy Propane completed the acquisition of the propane assets of Pennington Energy Corporation (“Pennington”), headquartered in Morenci, Michigan.

The operating results for these acquisitions are included in the consolidated results of operations from the dates of acquisition through September 30, 2011.

As a result of the fiscal 2011 acquisitions, Inergy Propane acquired $8.1 million of goodwill and $9.6 million of intangible assets, consisting of the following (unaudited, in millions):

Customer accounts	$5.6
Noncompetition agreements	4.0

Total intangible assets	$9.6

The amounts provided above relate solely to acquisitions that closed in fiscal 2011.

The weighted-average amortization period of amortizable intangible assets acquired during the year ended September 30, 2011, was approximately eleven years.

Note 4. Certain Balance Sheet Information

Inventories

Inventories consisted of the following at September 30, 2011 and 2010, respectively (in millions):

	September 30,
	2011	2010
Propane gas and other liquids	$194.9	$120.6
Appliances, parts, supplies and other	12.5	12.3

Total inventory	$207.4	$132.9

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Property, Plant and Equipment

Property, plant and equipment consisted of the following at September 30, 2011 and 2010, respectively (in millions):

	September 30,
	2011	2010
Tanks and plant equipment	$809.9	$810.0
Buildings, land and improvements	100.4	95.9
Vehicles	121.4	120.2
Construction in process	17.3	6.5
Office furniture and equipment	34.7	32.5

	1,083.7	1,065.1
Less: accumulated depreciation	405.1	332.6

Total property, plant and equipment, net	$678.6	$732.5

Depreciation expense totaled $83.8 million, $87.8 million and $56.4 million for the years ended September 30, 2011, 2010 and 2009, respectively.

The tanks and plant equipment balances above include tanks owned by Inergy Propane that reside at customer locations. The leases associated with these tanks are accounted for as operating leases. These tanks have a value of $460.2 million with an associated accumulated depreciation balance of $121.3 million at September 30, 2011.

At September 30, 2011, Inergy Propane capitalized interest of $0.8 million related to certain asset expansion projects. At September 30, 2010, Inergy Propane did not capitalize any interest.

The property, plant and equipment balances above at September 30, 2011 and 2010, include $6.5 million and $4.4 million, respectively, of propane operations assets deemed held for sale. These assets consist primarily of tanks deemed to be excess, redundant or underperforming assets. These assets were identified primarily as a result of losses due to disconnecting customer installations of customers who have chosen to switch suppliers and due to low margins, poor payment history or low volume usage. As a result, the carrying value of these assets was reduced to their estimated recoverable value less anticipated disposition costs, resulting in losses of $11.1 million, $9.7 million and $4.9 million for the years ended September 30, 2011, 2010 and 2009, respectively. These losses are included as components of operating income as losses on disposal of assets. When aggregated with other realized gains/losses, such amounts totaled $10.8 million, $10.6 million and $5.2 million, respectively.

Intangible Assets

Intangible assets consist of the following at September 30, 2011 and 2010, respectively (in millions):

	September 30,
	2011	2010
Customer accounts	$373.9	$368.4
(accumulated amortization – customer accounts)	(121.2)	(96.6)
Covenants not to compete	76.0	72.0
(accumulated amortization – covenants not to compete)	(43.4)	(34.7)
Trademarks	30.9	30.9

Total intangible assets, net	$316.2	$340.0

Amortization associated with the above described intangible assets for the years ended September 30, 2011, 2010 and 2009, amounted to $33.4 million, $31.0 million and $23.3 million, respectively.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 5. Risk Management

Inergy Propane is exposed to certain market risks related to its ongoing business operations, which includes exposure to changing commodity prices. Inergy Propane utilizes derivative instruments to manage its exposure to fluctuations in commodity prices, which is discussed more fully below. Additional information related to derivatives is provided in Note 2 and Note 6.

Commodity Derivative Instruments and Price Risk Management

Risk Management Activities

Inergy Propane sells propane and other commodities to energy related businesses and may use a variety of financial and other instruments including forward contracts involving physical delivery of propane. Inergy Propane will enter into offsetting positions to hedge against the exposure its customer contracts create. Inergy Propane does not designate these instruments as hedging instruments. These instruments are marked to market with the changes in the market value reflected in cost of product sold. Inergy Propane attempts to balance its contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. This balance in the contractual portfolio significantly reduces the volatility in cost of product sold related to these instruments. However, immaterial net unbalanced positions can exist or are established based on assessment of anticipated short-term needs or market conditions.

Cash Flow Hedging Activity

Inergy Propane sells propane and heating oil to retail customers at fixed prices. Inergy Propane will enter into derivative instruments to hedge a significant portion of its exposure to fluctuations in commodity prices as a result of selling the fixed price contracts. These instruments are identified and qualify to be treated as cash flow hedges. This accounting treatment requires the effective portion of the gain or loss on the derivative to be reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Fair Value Hedging Activity

Inergy Propane will enter into derivative instruments to hedge its exposure to fluctuating commodity prices that results from maintaining its wholesale inventory. These instruments hedging wholesale inventory qualify to be treated as fair value hedges. This accounting treatment requires the fair value changes in both the derivative instruments and the hedged inventory to be recorded in cost of product sold.

A significant amount of inventory held in bulk storage facilities is hedged as it is not expected to be sold in the immediate future and is therefore exposed to fluctuations in commodity prices. Commodity inventory held at retail locations is not hedged as this inventory is expected to be sold in the immediate future and is therefore not exposed to fluctuations in commodity prices over an extended period of time.

Commodity Price and Credit Risk

Notional Amounts and Terms

The notional amounts and terms of Inergy Propane’s derivative financial instruments include the following at September 30, 2011, and September 30, 2010 (in millions):

	September 30, 2011		September 30, 2010
	Fixed Price Payor	Fixed Price Receiver	Fixed Price Payor	Fixed Price Receiver
Propane, crude and heating oil (barrels)	10.1	10.6	6.2	5.8
Natural gas (MMBTU’s)	0.1	—	—	—

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Notional amounts reflect the volume of transactions, but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not reflect Inergy Propane’s monetary exposure to market or credit risks.

Fair Value of Derivative Instruments

The following tables detail the amount and location on Inergy Propane’s consolidated balance sheets and consolidated statements of operations related to all of its commodity derivatives (in millions):

	Amount of Gain (Loss) Recognized in Net Income from Derivatives		Amount of Gain (Loss) Recognized in Net Income on Item Being Hedged
	Year Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010
Derivatives in fair value hedging relationships:
Commodity (a)	$8.3	$(3.0)	$(6.5)	$3.4

	Amount of Gain (Loss) Recognized in OCI on Effective Portion of Derivatives		Amount of Gain (Loss) Reclassified from OCI to Net Income		Amount of Gain (Loss) Recognized in Net Income on Ineffective Portion of Derivatives & Amount Excluded from Testing
	Year Ended September 30,		Year Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010	2011	2010
Derivatives in cash flow hedging relationships:
Commodity (b)	$(6.3)	$5.2	$5.0	$11.8	$—	$—

	Amount of Gain (Loss) Recognized in Net Income from Derivatives
	Year Ended September 30,
	2011	2010
Derivatives not designated as hedging instruments:
Commodity (c)	$11.1	$17.7

(a)	The gain (loss) on both the derivative and the item being hedged are located in cost of product sold in the consolidated statements of operations.
(b)	The gain (loss) on the amount reclassified from OCI into income, the ineffective portion and the amount excluded from effectiveness testing are included in cost of product sold.
(c)	The gain (loss) is recognized in cost of product sold.

All contracts subject to price risk had a maturity of twenty-two months or less; however, the majority of contracts expire within twelve months.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Credit Risk

Inherent in Inergy Propane’s contractual portfolio are certain credit risks. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Inergy Propane takes an active role in managing credit risk and has established control procedures, which are reviewed on an ongoing basis. Inergy Propane attempts to minimize credit risk exposure through credit policies and periodic monitoring procedures as well as through customer deposits, letters of credit and entering into netting agreements that allow for offsetting counterparty receivable and payable balances for certain financial transactions, as deemed appropriate. The counterparties associated with assets from price risk management activities as of September 30, 2011 and 2010, were energy marketers and propane retailers, resellers and dealers.

Certain of Inergy Propane’s derivative instruments have credit limits that require Inergy Propane to post collateral. The amount of collateral required to be posted is a function of the net liability position of the derivative as well as Inergy Propane’s established credit limit with the respective counterparty. If Inergy Propane’s credit rating were to change, the counterparties could require Inergy Propane to post additional collateral. The amount of additional collateral that would be required to be posted would vary depending on the extent of change in Inergy Propane’s credit rating as well as the requirements of the individual counterparty. The aggregate fair value of all commodity derivative instruments with credit-risk-related contingent features that are in a liability position on September 30, 2011, is $6.7 million for which Inergy Propane has posted no collateral and $0.4 million of NYMEX margin deposit in the normal course of business. Inergy Propane has received collateral of $0.5 million in the normal course of business. All collateral amounts have been netted against the asset or liability with the respective counterparty.

Note 6. Fair Value Measurements

FASB Accounting Standards Codification Subtopic 820-10 (“ASC 820-10”) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). The three levels of the fair value hierarchy are as follows:

•

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and US government treasury securities.

•

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over the counter (“OTC”) forwards, options and physical exchanges.

•

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

As of September 30, 2011, Inergy Propane held certain assets and liabilities that are required to be measured at fair value on a recurring basis. These included Inergy Propane’s derivative instruments related to propane, heating oil, crude oil, natural gas liquids and interest rates as well as the portion of inventory that is hedged in a qualifying fair value hedge. Inergy Propane’s derivative instruments consist of forwards, swaps, futures, physical exchanges and options.

Certain of Inergy Propane’s derivative instruments are traded on the NYMEX. These instruments have been categorized as level 1.

Inergy Propane’s derivative instruments also include OTC contracts, which are not traded on a public exchange. The fair values of these derivative instruments are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. These instruments have been categorized as level 2.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Inergy Propane’s inventory that is the hedged item in a qualifying fair value hedge is valued based on prices quoted from observable sources and verified with broker quotes. This inventory has been categorized as level 2.

Inergy Propane’s OTC options are valued based on an internal option model. The inputs utilized in the model are based on publicly available information as well as broker quotes. These options have been categorized as level 3.

The assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Inergy Propane’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The following table sets forth by level within the fair value hierarchy Inergy Propane’s assets and liabilities that were accounted for at fair value on a recurring basis at September 30, 2011 and 2010, (in millions):

	September 30, 2011
	Fair Value of Derivatives
	Level 1	Level 2	Level 3	Total	Designated as Hedges	Not Designated as Hedges	Netting Agreements(a)	Total
Assets
Assets from price risk management	$1.2	$23.4	$4.0	$28.6	$8.8	$19.8	$(11.5)	$17.1
Inventory	—	147.7	—	147.7	—	—	—	147.7

Total assets at fair value	$1.2	$171.1	$4.0	$176.3	$8.8	$19.8	$(11.5)	$164.8

Liabilities
Liabilities from price risk management	$0.9	$15.4	$2.7	$19.0	$5.4	$13.6	$—	$19.0

	September 30, 2010
	Fair Value of Derivatives
	Level 1	Level 2	Level 3	Total	Designated as Hedges	Not Designated as Hedges	Netting Agreements(a)	Total
Assets
Assets from price risk management	$0.6	$26.6	$1.5	$28.7	$6.6	$22.1	$(6.2)	$22.5
Inventory	—	82.6	—	82.6	—	—	—	82.6

Total assets at fair value	$0.6	$109.2	$1.5	$111.3	$6.6	$22.1	$(6.2)	$105.1

Liabilities
Liabilities from price risk management	$0.7	$16.7	$1.9	$19.3	$6.9	$12.4	$5.0	$24.3

(a)

Amounts represent the impact of legally enforceable master netting agreements that allow Inergy Propane to settle positive and negative positions as well as cash collateral held or placed with the same counterparties.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period, ASC 820-10 requires a reconciliation of the beginning and ending balances, separated for each major category of assets. The reconciliation is as follows (in millions):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Year Ended September 30, 2011
Beginning balance	$(0.4)
Beginning balance recognized during the period	0.5
Change in value of contracts executed during the period	1.2

Ending balance	$1.3

Note 7. Long-Term Debt

Notes Payable and Other Obligations

Inergy Propane has non-interest bearing obligations due under noncompetition agreements and other note payable agreements consisting of agreements between Inergy Propane and the sellers of retail propane companies acquired from fiscal years 2003 through 2011, with payments due through 2020 and imputed interest ranging from 5.19% to 9.50%. Non-interest bearing obligations consist of $21.8 million and $27.0 million in total payments due under agreements, less unamortized discount based on imputed interest of $4.1 million and $5.1 million at September 30, 2011 and 2010, respectively.

The aggregate amounts of principal to be paid on the outstanding notes payable during the next five years ending September 30 and thereafter are as follows (in millions):

Notes Payable
2012	$4.2
2013	3.4
2014	2.7
2015	2.2
2016	1.4
Thereafter	3.8

Total	$17.7

Accrued interest related to these notes payable, classified in accrued expense on Inergy Propane’s consolidated balance sheets, at September 30, 2011 and 2010, was $1.0 million.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Inergy, L.P. Long-Term Debt

Inergy Propane is dependent on Inergy for any financing required in excess of the cash generated by its operations. As of September 30, 2011 and 2010 Inergy had outstanding debt balances of $1,835.3 million and $1,668.9 million, respectively. Obligations under Inergy’s outstanding senior notes are fully, unconditionally, jointly and severally guaranteed by Inergy Propane and Inergy’s other wholly owned domestic subsidiaries. Obligations under Inergy’s credit agreement and Inergy Holdings, L.P.’s (“Holdings”) term loan are secured by liens and mortgages on Inergy Propane’s fee-owned real and personal property, except real property located in New York. However, such balances are not reflected on Inergy Propane’s consolidated financial statements. Inergy’s interest expense was $113.5 million, $91.5 million and $70.5 million for the years ended September 30, 2011, 2010 and 2009, which was also funded in part by distributions from Inergy Propane. None of the interest related to debt in which Inergy Propane was not the legal obligor is recorded in the financial statements of Inergy Propane. Inergy’s credit agreement and senior notes, and Holdings’ term loan, consisted of the following at September 30, 2011 and 2010, respectively (in millions):

	September 30,
	2011	2010
Credit agreement:
Revolving loan facility	$81.2	$—
Term loan facility	300.0	—
Senior unsecured notes	1,445.1	1,650.0
Fair value hedge adjustment on senior unsecured notes	0.5	—
Bond/swap premium	13.8	10.4
Bond discount	(5.3)	(16.0)
Holdings term loan	—	24.5

Total debt	1,835.3	1,668.9
Less: current portion	3.2	—

Total long-term debt	$1,832.1	$1,668.9

Credit Agreement

On November 24, 2009, Inergy entered into a secured credit facility (“Credit Agreement”) which provided borrowing capacity of up to $525 million in the form of a $450 million revolving general partnership credit facility (“General Partnership Facility”) and a $75 million working capital credit facility (“Working Capital Facility”). This facility was to mature on November 22, 2013. Borrowings under these secured facilities are available for working capital needs, future acquisitions, capital expenditures and other general partnership purposes, including the refinancing of existing indebtedness under the former credit facility.

On February 2, 2011, Inergy amended and restated the Credit Agreement to add a $300 million term loan facility (the “Term Loan Facility”). The term loan matures on February 2, 2015, and bears interest, at Inergy’s option, subject to certain limitations, at a rate equal to the following:

•

the Alternate Base Rate, which is defined as the higher of (i) the federal funds rate plus 0.50%; (ii) JP Morgan’s prime rate; or (iii) the Adjusted LIBO Rate plus 1%; plus a margin varying from 1.00% to 2.25%; or

•	the Adjusted LIBO Rate, which is defined as the LIBO Rate plus a margin varying from 2.00% to 3.25%.

On July 28, 2011, Inergy further amended its amended and restated Credit Agreement to (i) raise the aggregate revolving commitment from $525 million to $700 million (“Revolving Loan Facility”) with the amount existing as a singular tranche, (ii) reduce the applicable rate on revolving loans and commitment fees, (iii) modify and refresh certain covenants and covenant baskets, and (iv) extend the maturity date from November 22, 2013 to July 28, 2016.

In April 2012, Inergy further amended its amended and restated Credit Agreement to reduce the aggregate revolving commitment from $700 million to $550 million and modify certain definitions and covenants.

The Credit Agreement contains various affirmative and negative covenants and default provisions, as well as requirements with respect to the maintenance of specified financial ratios and limitations on making investments, permitting liens and entering into other debt obligations. All borrowings under the Revolving Loan Facility bear interest, at Inergy’s option, subject to certain limitations, at a rate equal to the following:

•

the Alternate Base Rate, which is defined as the higher of (i) the federal funds rate plus 0.50%; (ii) JP Morgan’s prime rate; or (iii) the Adjusted LIBO Rate plus 1%; plus a margin varying from 0.75% to 2.00%; or

•	the Adjusted LIBO Rate, which is defined as the LIBO Rate plus a margin varying from 1.75% to 3.00%.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

At September 30, 2011, the balance outstanding under the Credit Agreement was $381.2 million, of which $300.0 million was borrowed under the Term Loan Facility and $81.2 million under the Revolving Loan Facility. At September 30, 2010, there was no balance outstanding under the Credit Agreement. The interest rates of the Revolving Loan Facility are based on prime rate and LIBOR plus the applicable spreads, resulting in interest rates which were between 2.73% and 4.75% at September 30, 2011. The interest rate on the Term Loan Facility is based on LIBOR plus the applicable spread, resulting in an interest rate that was 3.23% at September 30, 2011. Availability under the Credit Agreement amounted to $575.3 million and $505.3 million at September 30, 2011 and 2010, respectively. Outstanding standby letters of credit under the Credit Agreement amounted to $43.5 million and $19.7 million at September 30, 2011 and 2010, respectively.

During each fiscal year beginning October 1, the outstanding balance of the Working Capital Facility must be reduced to $10.0 million or less for a minimum of 30 consecutive days during the period commencing March 1 and ending September 30 of each calendar year. This requirement was removed in the July 28, 2011 amendment with the Revolving Loan Facility now existing as a singular tranche facility.

At September 30, 2011, Inergy was in compliance with the debt covenants in the Credit Agreement and senior unsecured notes.

Senior Unsecured Notes

2014 Senior Notes

In February and March 2011, $394.5 million in aggregate principal of the 2014 Senior Notes were tendered and the remaining $30.5 million were redeemed. Subsequent to the aforementioned transactions, there was no balance remaining on the 2014 Senior Notes at September 30, 2011.

2016 Senior Notes

In February and March 2011, $370.0 million in aggregate principal of the 2016 Senior Notes were tendered and the remaining $30.0 million were redeemed. Subsequent to the aforementioned transactions, there was no balance remaining on the 2016 Senior Notes at September 30, 2011.

2015 Senior Notes

On February 2, 2009, Inergy and its wholly-owned subsidiary, Inergy Finance Corp, issued $225 million aggregate principal amount of 8.75% senior unsecured notes due 2015 (the “2015 Senior Notes”) under Rule 144A to eligible purchasers. The 8.75% notes mature on March 1, 2015, and were issued at 90.191% of the principle amount to yield 11%.

The 2015 Senior Notes contain covenants similar to the Credit Agreement. Inergy used the net proceeds of the offering to repay outstanding indebtedness under the General Partnership facility. The 2015 Senior Notes represent senior unsecured obligations of Inergy and rank pari passu in right of payment with all other present and future senior indebtedness of Inergy. The 2015 Senior Notes are fully, unconditionally, jointly and severally guaranteed by Inergy’s wholly-owned domestic subsidiaries.

On October 7, 2009, Inergy completed an offer to exchange its existing 8.75% 2015 Senior Notes for $225 million of 8.75% senior notes due 2015 (the “2015 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The 2015 Exchange Notes did not provide Inergy with any additional proceeds and satisfied Inergy’s obligations under the registration rights agreement.

The 2015 Senior Notes are redeemable, at Inergy’s option, in whole or in part, at any time on or after March 1, 2013, in each case at the redemption prices described in the table below, together with any accrued and unpaid interest to the date of the redemption.

Year	Percentage
2013	104.375%
2014 and thereafter	100.000%

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

During the year ended September 30, 2011, $78.8 million in aggregate principal of these notes were redeemed utilizing the equity redemption feature of the indenture and an additional aggregate principal amount of $30.2 million was redeemed through tender and an additional aggregate principal amount of $21.0 million through purchases on the open markets.

2018 Senior Notes

On September 27, 2010, Inergy and its wholly-owned subsidiary, Inergy Finance Corp, issued $600 million aggregate principal amount of 7% senior unsecured notes due 2018 (the “2018 Senior Notes”) under Rule 144A to eligible purchasers. The 7% notes mature on October 1, 2018.

The 2018 Senior Notes contain covenants similar to the senior unsecured notes due 2015. Inergy used the net proceeds of the offering to fund part of the consideration for the Tres Palacios acquisition. The 2018 Senior Notes represent senior unsecured obligations of Inergy and rank pari passu in right of payment with all other present and future senior indebtedness of Inergy. The 2018 Senior Notes are fully, unconditionally, jointly and severally guaranteed by Inergy’s wholly-owned domestic subsidiaries.

On June 2, 2011, Inergy completed an offer to exchange its existing 7% 2018 Senior Notes for $600 million of 7% senior notes due 2018 (the “2018 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The 2018 Exchange Notes did not provide Inergy with any additional proceeds and satisfied Inergy’s obligations under the registration rights agreement.

The 2018 Senior Notes are redeemable, at Inergy’s option, in whole or in part, at any time on or after October 1, 2014, in each case at the redemption prices described in the table below, together with any accrued and unpaid interest to the date of the redemption.

Year	Percentage
2014	103.500%
2015	101.750%
2016 and thereafter	100.000%

2021 Senior Notes

On January 19, 2011, Inergy and its wholly-owned subsidiary, Inergy Finance Corp, issued $750 million aggregate principal amount of 6.875% senior unsecured notes due 2021 (the “2021 Senior Notes”) under Rule 144A to eligible purchasers. The 6.875% notes mature on August 1, 2021.

The 2021 Senior Notes contain covenants similar to the existing senior unsecured notes due 2015 and 2018. The 2021 Senior Notes represent senior unsecured obligations of Inergy and rank pari passu in right of payment with all other present and future senior indebtedness of Inergy. The 2021 Senior Notes are fully, unconditionally, jointly and severally guaranteed by Inergy’s wholly-owned domestic subsidiaries.

On September 28, 2011, Inergy completed an offer to exchange its existing 6.875% 2021 Senior Notes for $750 million of 6.875% senior notes due 2021 (the “2021 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The 2021 Exchange Notes did not provide Inergy with any additional proceeds and satisfied Inergy’s obligations under the registration rights agreement.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The 2021 Senior Notes are redeemable, at Inergy’s option, in whole or in part, at any time on or after August 1, 2016, in each case at the redemption prices described in the table below, together with any accrued and unpaid interest to the date of the redemption.

Year	Percentage
2016	103.438%
2017	102.292%
2018	101.146%
2019 and thereafter	100.000%

Inergy used the net proceeds from the 2021 Senior Notes and the Term Loan Facility to: (1) fund its partial redemption of its 2015 Senior Notes; (2) fund its tender offers for portions of its 2014 Senior Notes, 2015 Senior Notes and 2016 Senior Notes; and (3) redeem all 2014 Senior Notes and 2016 Senior Notes not acquired in the tender offers related to such notes. The remaining net proceeds were used to repay outstanding borrowings under the General Partnership Facility and the Working Capital Facility and to provide additional working capital for general partnership purposes.

The indentures governing our senior notes restrict our ability to pay cash distributions. Before Inergy can pay a distribution to its unitholders, they must demonstrate that the fixed charge coverage ratio (as defined in the senior notes indentures) is at least 1.75 to 1.0. Inergy has met this coverage ratio every quarter.

Interest Rate Swaps

During fiscal year 2011, Inergy entered into eleven interest rate swaps, one of which is scheduled to mature in 2015 (notional amount of $25 million) and the remaining ten are scheduled to mature in 2018 (aggregate notional amount of $250 million). These swap agreements, which expire on the same date as the maturity date of the related senior unsecured notes and contain call provisions consistent with the underlying senior unsecured notes, require the counterparty to pay Inergy an amount based on the stated fixed interest rate due every six months. In exchange, Inergy is required to make semi-annual floating interest rate payments on the same dates to the counterparty based on an annual interest rate equal to the six-month LIBOR interest rate plus a spread of 6.705% on the swap maturing in 2015 and 3.25% to 3.46% on the swaps maturing in 2018 applied to the same aggregate notional amount of $275 million. Inergy has accounted for these swap agreements as fair value hedges. Amounts to be received or paid under the agreements are accrued and recognized over the life of the agreements as an adjustment to interest expense.

In August 2011, Inergy’s ten interest rate swaps maturing in 2018 were terminated, and Inergy received approximately $14.3 million in proceeds. These swaps had an aggregate notional amount of $250 million.

In addition, during fiscal year 2011, Inergy entered into six interest rate swap agreements scheduled to mature in 2015. These swap agreements, which expire on the same date as the maturity date of the related Term Loan Facility require Inergy to pay the counterparty an amount based on fixed rates from 0.84% to 2.43% due quarterly. In exchange, the counterparty is required to make quarterly floating interest rate payments on the same date to Inergy based on the three-month LIBOR applied to the same aggregate notional amount of $225 million. Inergy has accounted for these swap agreements as cash flow hedges.

Holdings Term Loan

Prior to the completion of a simplification transaction between Inergy and its parent, Inergy Holdings, L.P. (“Holdings”), Holdings had a balance of $24.5 million on its term loan facility and no balance on its revolving bank facility. In conjunction with the simplification transaction, the above described debt balances were paid off in full and these facilities were terminated.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The aggregate amounts of principal to be paid on Inergy’s credit agreement and senior notes during the next five years ending September 30 and thereafter are as follows (in millions):

Long-Term Debt
2012	$3.2
2013	—
2014	—
2015	395.0
2016	78.0
Thereafter	1,359.1

Total debt	$1,835.3

Accrued interest related to the above debt, classified in accrued expense on Inergy’s consolidated balance sheets, at September 30, 2011 and 2010, was $31.5 million and $14.1 million, respectively.

Note 8. Leases

Inergy Propane has certain noncancelable operating leases, mainly for office space and vehicles, the majority of which expire at various times over the next ten years. Certain of these leases contain terms that provide that the rental payment be indexed to published information.

Future minimum lease payments under noncancelable operating leases for the next five years ending September 30 and thereafter consist of the following (in millions):

Year Ending September 30,
2012	$12.0
2013	10.2
2014	8.5
2015	5.7
2016	2.4
Thereafter	4.0

Total minimum lease payments	$42.8

Rent expense for operating leases for the years ended September 30, 2011, 2010 and 2009, totaled $15.9 million, $14.8 million and $11.6 million, respectively.

Note 9. Share Based Compensation

Long-Term Incentive Plan

Inergy’s general partner sponsors the long-term incentive plan for its employees, consultants and directors and the employees of its affiliates that perform services for Inergy. As discussed in Note 2, certain Inergy Propane employees are eligible to participate in the long-term incentive plan and stock based compensation expense associated with these employees is included in the Inergy Propane financial statements. Also as noted in Note 2, costs of providing administrative services to Inergy’s subsidiaries are allocated to those subsidiaries. Therefore, Inergy’s share based compensation costs may not be reflective of Inergy Propane’s share based compensation costs. The following information describes the Inergy plan in full detail and includes awards for Inergy Propane’s employees.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The long-term incentive plan currently permits the grant of awards covering an aggregate of 11,914,786 common units, which can be granted in the form of unit options, phantom units and/or restricted units. With the exception of 56,000 unit options (exercise prices from $1.92 to $5.34) granted to non-executive employees in exchange for option grants made by the predecessor in fiscal 1999, all of which have been grandfathered into the long-term incentive plan and are presented as grants in the table below, all units granted under the plan will vest in accordance with the Unit Option Agreements, which typically provide that unit options begin vesting five years from the anniversary date of the applicable grant date. Shares issued as a result of unit option exercises are newly issued shares.

Restricted Units

A restricted unit is a common unit that participates in distributions and vests over a period of time yet during such time is subject to forfeiture. The compensation committee may make grants of restricted units to employees, directors and consultants containing such terms as the compensation committee determines. The compensation committee will determine the period over which restricted units granted to participants will vest. The compensation committee, in its discretion, may base its determination upon the achievement of specified financial objectives or other events. In addition, the restricted units will vest upon a change in control of the general partner of Inergy. If a grantee’s employment, consulting arrangement or membership on the board of directors terminates for any reason, the grantee’s restricted units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise.

Inergy intends the restricted units to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and Inergy will receive no cash remuneration for the units.

Inergy granted 474,468, 299,983 and 326,910 restricted units during the years ended September 30, 2011, 2010 and 2009, respectively. Prior to the merger, Holdings granted 412,873 and 7,401 restricted units, reflective of the conversion to 0.77 Inergy common units, during the years ended September 30, 2010 and 2009, respectively. Some of the restricted units are 100% vested on the fifth anniversary of the grant date, subject to the provisions as outlined in the restricted unit award agreement. Some of the restricted units vest 25% after the third year, 25% after the fourth year and 50% after the fifth year. Some of these units are subject to the achievement of certain specified performance objectives and failure to meet the performance objectives will result in forfeiture and cancellation of the restricted units. Inergy recognizes expense on these units each quarter by multiplying the closing price of Inergy’s common units on the date of grant by the number of units granted, and expensing that amount over the vesting period.

A summary of Inergy’s weighted-average grant date fair value for restricted units for the year ended September 30, 2011, is as follows:

	Weighted-Average Grant Date Fair Value	Number of Units
Non-vested at October 1, 2010	$31.97	1,423,073
Granted during the period ended September 30, 2011	$39.02	474,468
Vested during the period ended September 30, 2011	$26.63	43,996
Forfeited during the period ended September 30, 2011	$33.01	71,150

Non-vested at September 30, 2011	$33.94	1,782,395

The weighted-average grant date fair value of restricted units granted and vested during the year ended September 30, 2010, amounted to $36.08 and $27.50, respectively. The weighted-average grant date fair value of restricted units granted and vested during the year ended September 30, 2009, amounted to $19.45 and $16.50, respectively. The fair value of restricted units vested during the years ended September 30, 2011, 2010 and 2009, was $1.5 million, $0.4 million and $2.0 million, respectively.

Unit Options

Unit options issued under the long-term incentive plan have an exercise price equal to the fair market value of the units on the date of the grant. In general, unit options will expire after ten years and are subject to vesting periods as outlined in the unit option agreement. In addition, most unit option grants made under the plan provide that the unit options will become exercisable upon a change of control of the general partner or Inergy.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

A summary of Inergy’s unit option activity for the years ended September 30, 2011, 2010 and 2009, is as follows:

	Range of Exercise Prices	Weighted- Average Exercise Price	Number of Units
Outstanding at September 30, 2008	$9.74-$31.32	$12.42	1,735,322
Granted	—	—	—
Exercised	$9.74-$16.90	$11.72	147,063
Canceled	$9.74-$31.31	$13.35	64,483

Outstanding at September 30, 2009	$9.74-$31.32	$12.44	1,523,776
Granted	—	—	—
Exercised	$9.74-$28.95	$12.02	749,244
Canceled	$9.74-$30.96	$13.85	25,790

Outstanding at September 30, 2010	$9.74-$31.32	$12.84	748,742
Granted	—	—	—
Exercised	$9.74-$28.60	$11.08	455,809
Canceled	—	—	—

Outstanding at September 30, 2011	$9.74-$31.32	$15.59	292,933

Exercisable at September 30, 2011	$9.74-$31.32	$15.29	253,953

Information regarding options outstanding and exercisable as of September 30, 2011, is as follows:

	Outstanding			Exercisable
Range of Exercise Prices	Options Outstanding	Weighted- Average Remaining Contracted Life (years)	Weighted- Average Exercise Price	Options Exercisable	Weighted- Average Exercise Price
$9.74- $31.32	292,933	4.3	$15.59	253,953	$15.29

The weighted-average remaining contract life for options outstanding and exercisable at September 30, 2011, was approximately four years. The fair value of each option grant was estimated as of the grant date using the Black-Scholes option pricing model. Expected volatility was based on a combination of historical and implied volatilities of Inergy’s stock over a period at least as long as the options’ expected term. The expected life represents the period of time that the options granted are expected to be outstanding. The risk-free rate is based on the applicable U.S. Treasury yield curve in effect at the time of the grant of the share options.

The aggregate intrinsic values of options outstanding and exercisable at September 30, 2011, were $2.9 million and $2.7 million, respectively. The aggregate intrinsic value of unit options exercised during the year ended September 30, 2011, was $12.9 million. Aggregate intrinsic value represents the positive difference between Inergy’s closing stock price on the last trading day of the fiscal period, which was $25.02 on September 30, 2011, and the exercise price multiplied by the number of options outstanding.

As of September 30, 2011, there was $47.8 million of total unrecognized compensation cost related to unvested share-based compensation awards granted to employees under the restricted stock and unit option plans. That cost is expected to be recognized over a five-year period.

Note 10. Employee Benefit Plans

A 401(k) plan is available to all of Inergy Propane’s employees after meeting certain requirements. The plan permits employees to make contributions up to 75% of their salary, up to statutory limits, which was $16,500 in 2011. The plan provides for matching contributions by Inergy for employees completing one year of service of at least 1,000 hours.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Aggregate matching contributions made by Inergy through Inergy Propane were $2.0 million, $2.2 million and $2.0 million in fiscal 2011, 2010 and 2009, respectively.

Of Inergy Propane’s 2,801 employees, 4% are subject to collective bargaining agreements. For the years ended September 30, 2011, 2010 and 2009, Inergy Propane made contributions on behalf of its union employees to union sponsored defined benefit plans of $3.2 million, $2.8 million and $2.9 million, respectively. US Salt employees are not Inergy Propane employees during these years.

Note 11. Commitments and Contingencies

Inergy Propane periodically enters into agreements with suppliers to purchase fixed quantities of propane, distillates, natural gas and liquids at fixed prices. At September 30, 2011, the total of these firm purchase commitments was $336.2 million of which $331.1 million will occur over the course of the next twelve months with the balance of $5.1 million occurring over the following twelve months. Inergy Propane also enters into non-binding agreements with suppliers to purchase quantities of propane, distillates, natural gas and liquids at variable prices at future dates at the then prevailing market prices.

Inergy Propane is periodically involved in litigation proceedings. The results of litigation proceedings cannot be predicted with certainty; however, management believes that Inergy Propane does not have material potential liability in connection with these proceedings that would have a significant financial impact on its consolidated financial condition, results of operations or cash flows.

Inergy Propane utilizes third-party insurance subject to varying retention levels of self-insurance, which management considers prudent. Such self-insurance relates to losses and liabilities primarily associated with medical claims, workers’ compensation claims and general, product, vehicle and environmental liability. Losses are accrued based upon management’s estimates of the aggregate liability for claims incurred using certain assumptions followed in the insurance industry and based on past experience. The primary assumption utilized is actuarially determined loss development factors. The loss development factors are based primarily on historical data. Inergy Propane’s self insurance reserves could be affected if future claims development differs from the historical trends. Inergy Propane believes changes in health care costs, trends in health care claims of its employee base, accident frequency and severity and other factors could materially affect the estimate for these liabilities. Inergy Propane continually monitors changes in employee demographics, incident and claim type and evaluates its insurance accruals and adjusts its accruals based on its evaluation of these qualitative data points. At September 30, 2011 and 2010, Inergy Propane’s self-insurance reserves were $20.6 million and $19.3 million, respectively. Inergy Propane estimates that $14.1 million of this balance will be paid subsequent to September 30, 2012. As such, $14.1 million has been classified in other long-term liabilities on the consolidated balance sheets.

Note 12. Related Party Transactions

Transactions with Inergy Midstream, L.P.

Inergy Midstream, LLC was formed in September 2004 by Inergy to acquire, develop, own and operate midstream energy assets. In connection with its initial public offering (“IPO”) of common units representing limited partnership interests, Inergy Midstream, LLC converted into a Delaware limited partnership and changed its name to Inergy Midstream, L.P. (“Inergy Midstream”). Inergy Midstream’s IPO closed on December 21, 2011. Upon completion of the offering, the public owned common units representing an approximate 24.8% limited partnership interest and Inergy owned common units representing an approximate 75.2% limited partnership interest in Inergy Midstream. Inergy Propane has historically provided Inergy Midstream with funding to support acquisitions, capital expansion and working capital needs. The amounts provided by Inergy Propane to Inergy Midstream to finance Inergy Midstream’s acquisitions are considered to be a distribution to Inergy. Amounts financed to support capital expansion and working capital needs, net of what Inergy Midstream has provided to Inergy Propane, are considered to be loans and are classified as a receivable at cost from Inergy Midstream on the consolidated financial statements of Inergy Propane.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Interest is charged on the related party loan balances during the period of construction of Inergy Midstream’s expansion projects.

Transactions with Inergy, L.P. and its Wholly Owned Subsidiaries

See “Note 7 – Long Term Debt” for additional information regarding certain related party financing arrangements.

Inergy Propane has historically operated as the treasury function for the group and has provided Inergy and its wholly owned subsidiaries (US Salt, LLC and Tres Palacios Gas Storage LLC) with funding to support distributions to Inergy shareholders, capital expansion, working capital needs and debt service. Inergy has historically contributed all of its cash generated from financing transactions to Inergy Propane. US Salt, LLC and Tres Palacios Gas Storage LLC have historically provided all of their cash generated by operations to Inergy Propane. Payments made and received by Inergy Propane from these related parties are considered to be permanent distributions or contributions between Inergy Propane and Inergy and are accordingly classified in member’s equity at cost on the consolidated financial statements of Inergy Propane.

Related Party Charges

Inergy Propane incurs a variety of charges related to administrative services provided to Inergy, L.P. and its subsidiaries including Inergy Midstream, US Salt, LLC and Tres Palacios Gas Storage LLC. Inergy Propane charged Inergy Midstream, Tres Palacios Gas Storage, LLC and US Salt, LLC at cost and in the amounts of $24.9 million, $13.3 million and $9.0 million for the years ended September 30, 2011, 2010 and 2009, respectively, for these services. The increase in the fiscal 2011 amount resulted from transaction costs related to acquisitions that were not associated with Inergy Propane’s operations. These amounts are reflected in the consolidated financial statements of Inergy Propane as a reduction of the related expenses. Management believes the intercompany charges were made on a reasonable basis. Due to the nature of these intercompany charges, it is not practicable to estimate what Inergy Propane’s costs would have been on a stand-alone basis. Accordingly, the accompanying financial statements may not necessarily be indicative of the conditions that would have existed, or the results of operations that would have occurred, if Inergy Propane had operated as a stand-alone entity.

Inergy Propane recorded cost of goods sold related to transactions with Inergy Midstream of $4.0 million, $0.5 million and $0.1 million for the fiscal years ended September 30, 2011, 2010 and 2009, respectively. The cost related to storage space leased from Inergy Midstream’s Bath storage facility. These costs decreased Inergy Propane’s net income by $4.0 million, $0.5 million and $0.1 million for the fiscal years ended September 30, 2011, 2010 and 2009, respectively.

Inergy charges interest on borrowings made by Inergy Propane to fund capital improvement projects. The borrowing is forgiven upon the completion of the project and accounted for as an equity contribution.

Note 13. Subsequent Events

Inergy Propane has identified subsequent events requiring disclosure through April 13, 2012, the date that these financial statements were available to be issued.

On December 21, 2011, in connection with the Inergy Midstream IPO, at the direction of Inergy, Inergy Propane forgave the note receivable from Inergy Midstream which was treated as a capital distribution to Inergy by Inergy Propane.

On January 13, 2012, Inergy Propane completed the acquisition of substantially all the assets of Baker-Doucette, Inc. (d/b/a Woodstock Oil Company) and Rising Moon, LLC (d/b/a Woodstock Propane Company) (“Woodstock”), located in Bryant Pond, Maine.

On February 13, 2012, Inergy Propane completed the acquisition of all operating assets at the Aztec, New Mexico location of Alliance Propane, LLC (d/b/a Mesa Propane).

On February 14, 2012, Inergy Propane distributed approximately $89 million to Inergy for a dividend distribution to Inergy unitholders.